Exhibit 99.1

Robert Colligan Named Chief Financial Officer of Chimera Investment Corporation

NEW YORK--(BUSINESS WIRE)--May 16, 2013--Chimera Investment Corporation (NYSE: CIM) (“Chimera”) today announced that Robert Colligan has been appointed its Chief Financial Officer. Mr. Colligan will oversee Chimera’s treasury, accounting and financial reporting functions. Mr. Colligan, 41, has been working in accounting and finance for over 20 years.

Mr. Colligan joins Fixed Income Discount Advisory Company (“FIDAC”), the external manager of Chimera, as a Managing Director from Starwood Capital Group where he was the Controller for the last five years. At Starwood Capital Group, Mr. Colligan focused on financial reporting, treasury, tax, operational and strategic initiatives. Prior to Starwood Capital Group, from 2002 to 2008 Mr. Colligan was a Managing Director at Bear Stearns and from 1999 to 2002 a Vice President at Merrill Lynch in financial reporting, strategy and investor relations roles. Mr. Colligan began his career at PricewaterhouseCoopers where from 1993 to 1999 he had roles in both audit and national tax. He has a Bachelor of Science in Accounting from Villanova University, a Masters in Taxation from George Washington University and is a Certified Public Accountant.

A. Alexandra Denahan resigned from her position as Chimera’s Chief Financial Officer, but will continue to serve as Chimera’s principal financial officer and principal accounting officer.

About Chimera Investment Corporation

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. Chimera’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. Chimera is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Chimera’s management and are subject to significant risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and Chimera’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to December 31, 2011. Chimera does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com